                                 SCHEDULE 14A
                                (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

                          Filed by the Registrant [X]
                Filed by a Party other than the Registrant [ ]
                          Check the appropriate box:
    [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                       Commission Only (as permitted by
                               Rule 14a-6(e)(2))
                      [X] Definitive Proxy Statement
                      [ ] Definitive Additional Materials
       [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                        APPLIED VOICE RECOGNITION, INC
                        ------------------------------
               (Name of Registrant as Specified in its Charter)

Name of Person(s) Filing Proxy Statement, if other than the Registrant

Payment of Filing Fee (Check the appropriate box): [X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

   (1) Title of each class of securities to which transaction applies:

   (2) Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   (4)  Proposed maximum aggregate value of transaction:

   (5)  Total fee paid:

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

   (2)  Form, Schedule or Registration Statement No.: Schedule 14A

   (3)  Filing Party: Applied Voice Recognition, Inc.

   (4)  Date Filed: November 24, 2000

                        APPLIED VOICE RECOGNITION, INC.
                              1770 St. James Place
                                   Suite 116
                              Houston, Texas 77056

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To be held December 11, 2000

To Our Stockholders:

   Our 2000 annual meeting of stockholders will be held at the Houstonian Hotel and Conference Center, 111 North Post Oak, Houston, Texas, on December 11, 2000, at 2:00 p.m., local time, for the following purposes:

  1. To elect:

    .  two directors for terms expiring in 2001;

    .  three directors for terms expiring in 2002; and

    .  two directors for terms expiring in 2003.

  2. To amend our amended and restated certificate of incorporation to increase our authorized common stock, from 50,000,000 shares to 85,000,000 shares.

  3. To amend our amended and restated certificate of incorporation to change our name to e-DOCS.MD, Inc.

  4. To amend our 1997 incentive plan to increase the number of shares issuable under that plan; and

  5. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

   Stockholders of record at the close of business on November 15, 2000 are entitled to notice of and to vote at the meeting. A complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder at our executive offices, during ordinary business hours, for a period of at least ten days before the meeting.

   The accompanying proxy statement contains information regarding the matters to be considered at the meeting. For reasons outlined in the proxy statement, the board of directors recommends a vote "for" the matters being voted upon.

   Your proxy is important to assure a quorum at the meeting. Whether or not you expect to attend the meeting, please be sure that the enclosed proxy is properly completed, dated, signed and returned without delay in the enclosed envelope. It requires no postage if mailed in the United States.

                                          By Order of the Board of Directors,

                                          /s/  JAMES G. SPRINGFIELD
                                          -------------------------------------
                                          James G. Springfield,
                                          President

Houston, Texas
November 27, 2000

                        APPLIED VOICE RECOGNITION, INC.

                               ----------------

                                Proxy Statement

                               ----------------

                         Annual Meeting of Stockholders
                        To be held on December 11, 2000

General Information

   This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our board of directors for use at our annual meeting of stockholders to be held on the date, at the time and place and for the purposes set forth in the accompanying notice of annual meeting of stockholders, and any adjournment of the meeting.

   This proxy statement and accompanying form of proxy, along with our annual report for our fiscal year ended December 31, 1999, are first being mailed to holders of our common stock on or about November 27, 2000.

   The board of directors has established November 15, 2000 as the record date to determine stockholders entitled to notice of and to vote at the meeting. At the close of business on the record date, 49,150,719 shares of common stock were outstanding. Each share is entitled to one vote. The holders of a majority of the outstanding common stock, present in person or by proxy, will constitute a quorum for the transaction of business at the meeting.

   Each proxy that is properly signed, dated and returned to us in time for the meeting, and not revoked, will be voted in accordance with instructions contained in the proxy. If no contrary instructions are given, proxies will be voted "for" each item to be voted upon. Proxies may be revoked at any time before their being exercised by delivering a written notice of revocation or a later dated proxy to our corporate secretary. In addition, a stockholder present at the meeting may revoke his or her proxy and vote in person.

   Election of the director nominees will be by plurality vote. Approval of the amendments to our amended and restated certificate of incorporation require the affirmative vote of a majority of the outstanding shares of our common stock. Approval of the amendments to our 1997 incentive plan and any other matters that come before the meeting require the affirmative vote of at least a majority of votes cast at the meeting on such matters. Our corporate secretary will appoint an inspector of election to tabulate all votes and to certify the results of all matters voted upon at the meeting. Our policy is:

  . to count abstentions and broker non-votes for purposes of determining the presence of a quorum at the meeting;

  . to treat abstentions as shares represented at the meeting and voting against a proposal and to disregard broker non-votes in determining results on proposals requiring a majority vote; and

  . to consider neither abstentions nor broker non-votes in determining results of plurality votes.

   We will pay all of the expenses of soliciting proxies from stockholders, including the reimbursement of brokerage firms and others for their expenses in forwarding proxies and proxy statements to the beneficial owners of our common stock.

                             Election of Directors

   Pursuant to our certificate of incorporation and bylaws, the board of directors shall consist of no less than three and no more than 12 directors and shall be fixed from time to time by a majority of the directors in office. Currently, the board of directors has fixed the number of directors at seven. Our certificate of incorporation and bylaws provide for three classes of directors serving staggered three-year terms, with each class to be as nearly equal in number as possible. The board currently has six directors, all of whom are standing for election at the meeting.

Information Regarding Nominees and Directors

   The following information is furnished, as of October 31, 2000, for each person who is nominated for election as a director:

                                                                              Common Stock
                                                                          Beneficially Owned(1)
                                                                          ---------------------
                                                                 Director           Percent of
Name                      Age Position                            Since    Shares   Class(2)(3)
----                      --- --------                           -------- --------- -----------
J. William Boyar(4).....   49 Chairman of the board of             1997     345,000        *
                              directors
James G. Springfield....   36 President, chief executive           2000       2,000        *
                              officer and vice chairman of the
                              board of directors
Daniel Dornier(5).......   38 Director                             1998   8,319,005    16.75%
James S. Cochran, M.D...   56 Director                             1999     144,445        *
I. Bobby Majumder(5)....   32 Director                             2000      66,667        *
N. Rudy Garza(4)........   41 Director                             1999   2,829,747     5.64%
Peter Michalos, M.D.....   40 Director Nominee                       --          --       --

(1) Includes all shares of common stock with respect to which each director directly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or direct voting of such shares or to dispose or direct the disposition of such shares. Includes shares that may be purchased under outstanding stock options and warrants within 60 days.
(2) Based on 49,120,547 shares of common stock outstanding at October 31, 2000, plus, for each director, those number of shares underlying exercisable options and warrants beneficially owned by the director.
(3) Percent of class for any director is calculated without regard to shares of common stock issuable to others upon exercise of outstanding stock options or warrants. Any shares a director is deemed to own by having the right to acquire by exercise of a stock option or warrant is considered to be outstanding solely for the purpose of calculating that director's ownership percentage.
(4) Member of the audit committee.
(5) Member of the compensation committee.

Nominees for Election as Directors for Terms Expiring in 2003

   J. William Boyar has been a director since August 1997 and chairman of the board since October 1, 2000. Mr. Boyar is chairman of the Houston-based law firm Boyar & Millar P.C. and has 24 years of experience in representing multi-million dollar domestic and international businesses which include public and private company acquisitions, dispositions, capitalizations, and financing of assets. He received his undergraduate degree in English from Tulane University and his J.D. from Tulane University School of Law. Boyar & Millar, P.C. represents us as outside counsel on various legal matters.

   James G. Springfield joined us on October 2, 2000 as our president, chief executive officer and vice chairman. Before joining us, Mr. Springfield was with the Memorial Hermann Healthcare System for over 12 years, his most recent role as vice president and chief operating officer of Memorial Hermann Hospital. Before that, he served as the vice president and chief executive officer of Memorial Hermann Children's Hospital from

December 1997 until December 1999. He also served as the vice president of senior services for the Memorial Hermann Healthcare System. He previously served as the assistant vice president of operations for Memorial Hospital Southwest and worked at that hospital for six years. He began his career as a financial analyst with Memorial in 1988 and completed his administrative fellowship with the system in 1991. Mr. Springfield is a diplomat of the American College of Healthcare Executives and is also a member of the Healthcare Finance Management Association. Mr. Springfield received a BBA from Baylor University in 1987 and a masters in healthcare administration from the University of Houston--Clear Lake in 1991.

Nominees for Election as Directors for Terms Expiring in 2002

   Daniel Dornier has served as a director since September 1998. From August 1991 to June 1993, Mr. Dornier was an investment banker with SBC-Warburg Dillon Reed. From June 1993 to June 1995, he served as a private investment manager for various companies owned by the Dornier family. From 1995 to 1998, Mr. Dornier served as president of Dornier Capital Advisors, where he managed investment portfolios for high net worth individuals in Europe. In 1999, he co-founded Greenwich AG, which focuses on early stage investments in high growth companies in Germany and the United States. Mr. Dornier studied business at the University of Nuertingen, Germany and received an MBA from the Swiss Campus of City University in Bellevue, Washington.

   James S. Cochran, M.D. has been a director since February 1999. Since 1978, Dr. Cochran has been practicing medicine with Urology Specialists & Associates, a private practice of eight physicians in Dallas, Texas. Dr. Cochran also holds a position as clinical instructor in urology at the University of Texas Southwestern Medical School as well as the position of chief medical officer of Physicians Data Corp and Ultrasight, Inc. In addition to being a member of numerous professional societies, such as the American Urological Association, the American Medical Association and the American Fertility Society, among others, he is also a member of several national advisory boards including Prime Medical Inc. and Indigo, Inc. Dr. Cochran is the former president of the medical/dental staff of Presbyterian Hospital of Dallas and is chairman of the urology process improvement committee. Dr. Cochran received his undergraduate degree in biochemistry from Rice University and doctor of medicine from the University of Texas Southwestern Medical School.

   I. Bobby Majumder has been a director since May 2000. Mr. Majumder is a partner in the law firm of Gardere & Wynne, L.L.P. and has been practicing corporate and securities law since 1993. Mr. Majumder earned his undergraduate degree in Philosophy from Trinity University and his J.D. from Washington & Lee University.

Nominees for Election as Directors for Terms Expiring in 2001

   N. Rudy Garza has been a director since September 1999. From 1983 to 1996, Mr. Garza served as vice president and chief executive officer of S. D. Garza Engineering, Inc., a civil and environmental engineering company, and was involved in mergers, acquisitions and the raising of equity. In 1996, Mr. Garza founded G-51 Capital, LLC and has served as its president since then. Mr. Garza is a seed and early stage venture capitalist specializing in Texas-centric Internet and software companies. Mr. Garza received his undergraduate degree in finance from St. Edward's University and his MBA from the University of Texas.

   Peter Michalos, M.D. is a board certified ophthalmologist, orbital and oculoplastic surgeon in private practice since 1991 and an inventor. He is assistant professor of clinical ophthalmology at the Columbia University College of Physicians & Surgeons. He now serves as secretary/treasurer of the Southampton Hospital Medical Staff and has been its chairman of Surgical Peer Review. His training includes a BS in Biology from St. John's University and an MD from the State University of New York Downstate College of Medicine. He did post graduate residency training at New York Hospital-Cornell and Columbia Presbyterian medical centers in New York.

Committees

   To facilitate the various functions of the board of directors, the board has created standing compensation and audit committees. The audit committee meets with our independent auditors to review financial results, internal financial controls and procedures, and audit plans and recommendations. It also recommends the selection, retention or termination of our independent public accountants, approves services provided by the independent public accountants before providing those services and evaluates the possible effect the performance of the services will have on their independence. The compensation committee recommends to the board the compensation of executive officers and directors and the adoption of stock grants and stock option plans.

Directors and Committee Meetings

   During the year ended December 31, 1999, the board of directors held 8 formal meetings and acted through unanimous written consent on 7 occasions. The compensation committee did not hold a meeting, but met and advised the board of directors throughout the year. The board of directors as a whole acted as the compensation committee during 1999. The audit committee held two meetings. Each director attended at least 75% of the meetings held during 1999 by the board of directors and all committees of the board of directors on which the director served.

Directors' Compensation

   None of the directors receive any compensation to attend board meetings. However, all board members are eligible to receive stock options under our 1997 incentive plan. In February 1999, Mr. Cochran was granted options to purchase 52,778 shares of our common stock at an exercise price of $1.25 per share. These options vested and became exercisable in equal monthly installments over a 19-month period beginning February 8, 1999. In February 2000, Messrs. Connolly, Boyar, Cochran, Dornier and Garza each were granted options to purchase 100,000 shares of our common stock at an exercise price of $0.453 per share. These options vest and become exercisable in equal monthly installments over a 12-month period beginning January 7, 2000. In May 2000, Mr. Majumder was granted options to purchase 100,000 shares of our common stock at an exercise price of $0.625 per share. Mr. Majumder's options vest and become exercisable in equal monthly installments over a 12-month period beginning May 3, 2000. In October, 2000, Mr. Boyar was granted additional options to purchase 500,000 shares of our common stock at an exercise price of $0.31 per share. These options vest and become exercisable in equal monthly installments over a 15-month period beginning October 1, 2000.

Employment Agreements

   Each officer serves at the discretion of the board of directors, subject to the terms of his employment agreement, if any, and is eligible to receive stock options pursuant to our 1997 incentive plan.

   James G. Springfield. On August 29, 2000, we entered into an employment agreement with James G. Springfield, our new president, chief executive officer and vice chairman of our board of directors. The term of the agreement commenced October 2, 2000 and will continue for an initial term expiring on December 31, 2003. The expiration date automatically will be extended for successive one year periods following the expiration of the initial term unless the agreement is otherwise terminated in accordance with its terms. The agreement may be terminated either by Mr. Springfield or us by written notice at least 90 days before the expiration of the initial term or any succeeding one year term. We have agreed to pay Mr. Springfield as follows:

  . for the period from the commencement date until August 31, 2001, a monthly base salary of $14,166;

  . for the period from September 1, 2001 until August 31, 2002, a monthly base salary of $15,000;

  . for the period from September 1, 2002 until the expiration date, a monthly base salary of $16,666.

   In addition to his base salary, Mr. Springfield is entitled to receive a bonus of up to 100% of his base salary provided he meets certain performance criteria set by our compensation committee. Mr. Springfield also is entitled to participate in all health, dental, disability, life insurance and other benefit programs we now have or may establish in the future.

   We have granted Mr. Springfield incentive stock options to purchase 3,600,000 shares of our common stock, subject to our stockholders' approval of the proposals to amend our 1997 incentive plan and to increase our authorized common stock. The exercise price of the options is $0.31 per share, the fair market value of our common stock on the date of grant. One-twelfth of the options vest on the last day of each of the first 12 calendar quarters during the initial term. The options also are subject to forfeiture if Mr. Springfield is terminated for cause or if he terminates the agreement before the expiration of the initial term, and are subject to accelerated vesting upon a change in control and certain other circumstances.

   We currently do not have a sufficient number of shares of common stock available for issuance as incentive stock options under our 1997 incentive plan to provide Mr. Springfield with all of the options granted. In addition, we do not have a sufficient number of shares of common stock authorized for issuance under our certificate of incorporation to issue common stock upon full exercise of Mr. Springfield's options. Therefore, Mr. Springfield's options are subject to our stockholders' approval of the proposal to increase the number of shares issuable under our 1997 incentive plan, and the proposal to increase the number of authorized shares of common stock under our certificate of incorporation.

   Timothy J. Connolly. On July 1, 1997, we entered into an employment agreement with Timothy J. Connolly, our former chief executive officer, president and chairman of the board. On September 28, 2000, his employment agreement was amended to reflect his resignation as president and chief executive officer and as a director. Under the amended agreement, Mr. Connolly will provide us consulting services in the areas of capital raising, investor and public relations and business development as we may request from time to time. Mr. Connolly's employment is not exclusive or full-time, and he may perform services for companies other than us in his sole discretion. The term of the contract, as amended, expires December 31, 2001. According to the agreement, Mr. Connolly receives an annual base salary of $250,000 for 2000. Mr. Connolly's employment agreement allows him, at his option, to be paid in shares of common stock in lieu of his future cash salary on terms agreeable to Mr. Connolly and us. Mr. Connolly has received all of his salary from February 15, 2000 through October 15, 2000 in common stock and has agreed that all salary that otherwise would accrue under his employment agreement during the period October 16, 2000 through December 31, 2000, will be deferred until January 2, 2001, whereupon it will be paid to him in cash. In addition, options to purchase 100,000 shares of common stock granted to Mr. Connolly as a member of our board were deemed fully vested and are exercisable. In addition to the base salary, Mr. Connolly is entitled to receive a bonus, if any, as may be determined by our board of directors. Mr. Connolly is entitled to terminate employment with us and receive 100% of the base salary under his contract if a change of control occurs as defined in his contract.

   Jackson L. Nash. On February 14, 2000, we entered into a letter agreement with Jackson L. Nash as our chief financial officer. The term of the agreement is effective until terminated by either us or Mr. Nash. The contract provides for payment at a rate of $80 per hour. We have granted to Mr. Nash options to purchase 50,000 shares of our common stock at an exercise price of $0.5672 per share. One-eleventh of these options vested on February 22, 2000, the date of grant. The rest of Mr. Nash's options vest in equal monthly installments over a ten month period beginning March 1, 2000.

Security Ownership of Certain Beneficial Owners and Management

   The following table sets forth certain information, derived from our transfer records, filings with the Securities and Exchange Commission and other public information, regarding the beneficial ownership of our common stock as of October 31, 2000, by each person who is known by us to beneficially own more than five percent of the outstanding shares of common stock, each of the named executive officers, directors and the director nominee, and all directors, the director nominee and executive officers as a group.

                                                     Number of
                                                     Shares of        Percent
                                                       Common            of
Name and Address of Beneficial Owner(1)               Stock(2)        Class(2)
---------------------------------------              ----------       --------
Greenwich, AG.......................................  7,156,483(3)     14.45%
Neuer Wall 32
20354 Hamburg, Germany

Voice Technologies Partners, Ltd....................  5,590,000        11.38%

Entrepreneurial Investors Limited...................  5,402,222        11.00%
Citibank Building, Second Floor
East Mall Drive
P.O. Box F-42544
Freeport, Bahamas

Timothy J. Connolly.................................  4,458,353(4)(5)   9.06%

Jan Carson Connolly.................................  4,458,353(4)(6)   9.06%

Daniel Dornier......................................  8,319,005(7)     16.75%
25 Field Point Drive
Greenwich, Connecticut 06830

James G. Springfield................................      2,000            *

N. Rudy Garza.......................................  2,829,747(8)(9)   5.64%

J. William Boyar....................................    345,000(10)        *

James S. Cochran, M.D...............................    144,445(11)        *

I. Bobby Majumder...................................     66,667(12)        *

Peter Michalos, M.D. ...............................         --           --

Jackson L. Nash.....................................     45,454(13)        *

All directors and executive officers as a group (8
 persons)........................................... 11,752,318        22.92%

  * Indicates less than one percent.
 (1) Except as otherwise indicated, the addresses for the above-referenced persons are 1770 St. James Place, Suite 116, Houston, Texas 77056.
 (2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of October 31, 2000 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.
 (3) Includes 400,000 shares of common stock issuable upon exercise of currently exercisable warrants.

 (4) Mr. Connolly has voting and disposition control over the shares of common stock owned by Voice Technologies Partners, L.P., by virtue of owning all of the outstanding stock of Voice Technologies Management Corp., the managing general partner of Voice Technologies Partners, L.P. Ms. Carson Connolly also owns a partnership interest in Voice Technologies Partners, L.P.
 (5) Includes 100,000 shares of common stock issuable upon exercise of currently exercisable director stock options. Also includes 1,917,296 shares of common stock and warrants beneficially owned by his wife, Jan Carson Connolly.
 (6) Includes 2,541,057 shares of common stock and options beneficially owned by her husband, Timothy J. Connolly.
 (7) Includes 141,111 shares of common stock issuable upon exercise of director stock options. In addition, Mr. Dornier beneficially owns 6,756,483 shares and 400,000 shares of the common stock and warrant holdings of Greenwich, AG, by virtue of being a director and its chief executive officer.
 (8) Includes 1,025,000 shares of common stock issuable upon exercise of currently exercisable warrants and director stock options.
 (9) Includes 1,804,747 shares of common stock issued upon conversion of a convertible promissory note, including settlement of all related accrued interest.
(10) Includes 335,000 shares of common stock issuable upon exercise of director stock options.
(11) Includes 144,445 shares of common stock issuable upon exercise of director stock options.
(12) Includes 66,667 shares of common stock issuable upon exercise of director stock options.
(13) Includes 45,454 shares of common stock issuable upon exercise of options.

Required Vote and Recommendation

   The board of directors recommends a vote "for" the nominees for election to the board of directors. Directors are elected by plurality vote. All duly submitted and unrevoked proxies in the form accompanying this proxy statement will be voted for the nominees selected by the board of directors, except where authorization to vote is withheld.

   The persons named in the enclosed form of proxy intend to vote their proxies for the election of the nominees. The board of directors expects that the nominees will be available for election but, if any nominee is not so available, proxies received will be voted for a substitute nominee to be designated by the board of directors or, if no such designation is made by the board, proxies will be voted for a lesser number of nominees.

    Proposed Amendments to Amended and Restated Certificate of Incorporation

Increase in Authorized Common Stock

   The board of directors has proposed to amend our certificate of incorporation to increase our authorized shares of common stock, par value $.001 per share, from 50,000,000 to 85,000,000 shares. As of October 31, 2000, we had 49,120,547 shares of our common stock outstanding. In addition, we had:

  . 2,978 shares of series 2 preferred stock outstanding, which are convertible at the holder's option into 312,743 shares of our common stock;

  . outstanding options that are exercisable for 6,378,221 shares of our common stock (of which 1,866,795 are currently vested);

  . outstanding warrants that are currently convertible into 4,777,232 shares of our common stock; and

  . outstanding promissory notes that are convertible into 3,392,000 shares of our common stock.

   We do not currently have a sufficient number of shares of authorized common stock to meet these obligations. This amendment is necessary for us to have a sufficient number of shares of common stock available.

   In addition, the board believes that increasing the number of authorized shares of common stock will provide us greater flexibility to pursue actions that enhance stockholder value. Issuing additional shares can benefit us by:

  . furthering our goal of improving our balance sheet;

  . enabling us to respond quickly to opportunities in the capital markets;

  . providing us with additional forms of consideration for strategic acquisitions; and

  . allowing us to pursue our business strategy.

   The authorization of additional shares of common stock will not, by itself, have any effect on the rights of our stockholders. However, any future issuances of common stock may have a dilutive effect. Furthermore, under certain circumstances, an increase in the number of authorized shares of common stock can provide management with a means to discourage a change of control, such as through the issuance to stockholders of rights to purchase additional shares of common stock at bargain prices. As in the case of other types of issuances, those intended to prevent or adversely affect changes of control could be accomplished without further stockholder approval. However, the board of directors has no present intention of using the additional authorized shares for any of these purposes and is not aware that any takeover or similar action is contemplated.

   If the stockholders adopt this proposal, we will file an amendment to our certificate of incorporation to increase our authorized common stock to 85,000,000 shares with the Delaware Secretary of State. The proposed amendment would be filed promptly following the meeting and would be effective on the filing date.

Name Change

   The board of directors has proposed an amendment to our certificate of incorporation, which if adopted, would change our name to e-DOCS.MD, Inc. The board of directors believes that the name e-DOCS.MD, Inc. more accurately reflects our business and is more consistent with our ongoing operations, thereby benefitting both us and our stockholders.

   If the stockholders adopt this proposal, we will file an amendment to our certificate of incorporation to change our name to e-Docs.MD, Inc. with the Delaware Secretary of State. The proposed amendment would be filed promptly following the meeting and would be effective on the filing date.

Required Vote and Recommendations

   The affirmative vote of a majority of the issued and outstanding shares of common stock is required to approve the amendments. Since the affirmative vote of a majority of the issued and outstanding shares of common stock is required to approve the amendments, as opposed to a specified percentage of the shares present at the annual meeting, the failure to vote in person or by proxy, or an abstention from voting, will have the same effect as a vote against the amendments.

   The board of directors recommends that the stockholders vote for the amendments.

                   Proposal to Amend Our 1997 Incentive Plan

   Under the 1997 incentive plan, key employees, non-employee directors and consultants are eligible for incentive awards, including non-qualified stock options, incentive stock options, and other stock based awards. Currently, the plan provides that shares of our common stock are available for awards at an aggregate of the greater of:

  . 3,000,000 shares of our common stock; and

  . 20% of the number of shares of our common stock issued and outstanding on the last day of each calendar quarter.

   Furthermore, the plan provides that:

  . not more than 3,000,000 shares of our common stock shall be available for incentive stock options; and

  . awards intended to comply with the performance-based exception of section
    162(m) of the Internal Revenue Code shall not exceed 2,000,000 shares per covered employee, per calendar year.

   Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation paid to the chief executive officer and the four other highest paid officers to $1,000,000 per year. Compensation meeting the performance-based exception is not subject to this limitation on deductibility. Compensation qualifies as performance-based only if it is payable on account of performance and satisfies certain other requirements, one of which is that the plan under which options are granted specifies the maximum number of shares that may be granted to any employee during a specified period.

   Currently the maximum amount of shares subject to the plan is approximately 9,825,000. As of October 31, 2000, approximately 1,775,000 shares remain available under the plan. In connection with his agreement to join us, we granted Mr. Springfield incentive stock options covering 3,600,000 shares, subject to our stockholders' approval of this proposal and the proposal to increase our authorized common stock. These options were granted to Mr. Springfield at an exercise price of $0.31 per share, the fair market value of our common stock on the date of grant, and are intended to comply with the performance-based exception.

   We currently do not have a sufficient number of shares reserved for incentive stock options under the plan to permit the exercise of Mr. Springfield's options. Also, our specified limit of 2,000,000 shares per covered employee, per calendar year, is not high enough to allow for future tax deduction under the performance-based exception related to Mr. Springfield's options. Therefore, amendments to the plan are required. In addition, the board of directors believes an increase in the shares reserved for issuance under the plan is necessary for us to fully implement our compensation policy. Accordingly, as part of our overall effort to increase stockholder value, in November 2000, the board of directors adopted amendments to our 1997 incentive plan, subject to stockholder approval, to:

  . increase the aggregate number of shares of common stock available for awards to 20% of the number of shares of our common stock authorized;

  . increase the limit on the number of shares available for incentive stock options to 17,000,000; and

  . increase the plan's limit on the number of shares that may be granted as incentive awards under the performance-based exception on a per covered employee, per calendar year basis, to 5,000,000.

   These amendments are intended to:

  . make sufficient shares available for future exercise of Mr. Springfield's incentive stock options under the plan;

  . entitle us to possible future tax deductions, without regard to the $1,000,000 limit on deductibility under section 162(m), in connection with awards under the plan;

  . further our efforts in attracting, retaining and motivating key employees, non-employee directors and consultants; and

  . continue to closely align the interests of participants in the plan with those of stockholders by encouraging stock ownership and by tying compensation to our performance and performance of the common stock.

   If approved, approximately 8,950,000 shares of common stock will be available for future awards under the plan.

   These amendments will not change any other material term of the plan.

Required Vote and Recommendation

   The affirmative vote of a majority of the shares present or represented at the meeting is required for approval of the amendments to the plan.

   The board of directors recommends that the stockholders vote for approval of the amendments to the plan.

                               Other Information

Executive Compensation

   The following table provides certain summary information concerning compensation paid or accrued during the fiscal years ended December 31, 1999, 1998 and 1997 to our chief executive officer and to each of the other most highly compensated executive officers during the fiscal year ended December 31, 1999 (the "Named Executive Officers"):

                                            Annual Compensation    Number of
                                          ------------------------ Securities
Name and Principal                                  Other Annual   Underlying
Position                 Year  Salary      Bonus   Compensation(1)  Options
------------------       ---- --------    -------- --------------- ----------
Eric A. Black(3)........ 1999 $104,167      25,000          --     1,500,000(4)
 chief executive officer

Timothy J. Connolly..... 1999 $250,000    $109,250          --            --
 chairman of the board   1998 $224,417(5)       --     $11,605(2)         --
                         1997 $157,833      24,399       9,433(2)        500

Robin P. Ritchie(3)..... 1999 $161,665          --          --            --
 chief operating officer 1998 $ 50,000          --          --       300,000(6)

H. Russell Douglas...... 1999 $178,675    $ 15,020          --            --
 chief technology
  officer                1998 $188,401(5)       --       9,000(2)    110,000
                         1997 $113,500          --       7,500(2)    100,500

Richard A. Cabrera(3)... 1999 $103,979    $ 25,000          --       210,000(4)
 chief financial officer                                                  --

Milton A.
 Speigelhauer(3)........ 1999 $159,842          --          --       150,000(6)
 vice president of
  marketing and sales

--------
(1) Amounts exclude perquisites and other personal benefits because such compensation did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each executive officer.
(2) Includes commissions and car allowance, if pertinent.
(3) On December 20, 1999, Mr. Black, Mr. Ritchie, Mr. Cabrera, and Mr. Speigelhauer agreed to terminate their employment contracts.

(4) These options were forfeited upon the termination of employment contracts.
(5) Includes 32,143 and 21,429 shares of common stock issued to Timothy J. Connolly and H. Russell Douglas, respectively, in lieu of cash salaries. The value of this amounted to $76,001 and $51,001, respectively.
(6) The unvested options were forfeited upon the termination of employment. With respect to the vested options, we agreed to extend the exercisable period for an additional three years from December 20, 1999.

Option Grants in Last Fiscal Year

                                                  Individual Grants
                                     -------------------------------------------
                                                    % of
                                                    Total
                                                   Options
                                      Number of    granted
                                      Securities     to     Exercise
                                      Underlying  employees  or Base
                                     Option/SAR's in fiscal   Price   Expiration
Name                                   granted      year    ($/share)    Date
----                                 ------------ --------- --------- ----------
Eric A. Black(1)....................  1,500,000     71.14%    $1.03     8/2/09
Richard A. Cabrera(1)...............    210,000      9.96%    $1.25    4/15/09

--------
(1) On December 20, 1999 Eric A. Black's and Richard A. Cabrera's employment contracts terminated in connection with our reorganization. Upon termination, Mr. Black and Mr. Cabrera agreed to forfeit the vested and unvested shares of the option grants.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year Ended Option Values

   The following table provides certain information with respect to options exercised during the fiscal year ended December 31, 1999 by the Chief Executive Officer and each of the Named Executive Officers listed in the preceding tables:

                                                Number of Securities
                                               Underlying Unexercised        Value of Unexercised
                          Number of               Options at Fiscal     In-The-Money Options at Fiscal
                           Shares                   Year-End (#)                 Year-End ($)
                          Acquired    Value   ------------------------- -------------------------------
                         on Exercise Realized Exercisable Unexercisable Exercisable(1) Unexercisable(1)
                         ----------- -------- ----------- ------------- -------------- ----------------
Eric A. Black(2)........      --        --           --           --          --              --
Timothy J. Connolly.....      --        --          333          167          --              --
Robin P. Ritchie(3).....      --        --      140,625           --          --              --
H. Russel Douglas.......      --        --      100,000      110,000          --              --
Richard A. Cabrera(2)...      --        --          333          167          --              --
Milton A.
 Speigelhauer(3)........      --        --       66,667           --          --              --

--------
(1) The value for these options is not presented because the fair market value price of our common stock is less than the option price.
(2) During 1999, Eric A. Black and Richard A. Cabrera were granted options to purchase 1,500,000 and 210,000 shares of our common stock, respectively, in connection with their employment agreements. On December 20, 1999, Mr. Black's and Mr. Cabrera's contracts terminated as the result of our reorganization. Upon termination, Mr. Black and Mr. Cabrera agreed to forfeit the vested and unvested options.
(3) On December 20, 1999, Robin P. Ritchie's and Milton A. Spiegelhauer's employment contracts terminated in connection with our reorganization. Upon termination, Mr. Ritchie and Mr. Speigelhauer agreed to forfeit the unvested options. We extended the life of the vested options for an additional three years from December 20, 1999.

                              Certain Transactions

Dornier Promissory Note

   On September 1, 2000, in connection with completion of private placements with several accredited investors, we issued a promissory note to Daniel Dornier, who is a member of our board of directors. The note has a stated principal amount of $100,000 and bears interest at 12%. The note will be automatically converted into shares of common stock when our certificate of incorporation is amended to increase our authorized common stock as proposed to the stockholders at the meeting. The note is convertible into the number of shares of common stock equal to $100,000 plus any accrued and unpaid interest divided by the lesser of $0.15 or the lowest per share price that we have sold shares of common stock between September 1, 2000 and the conversion date of the note. Unless converted, the note matures on the earlier of February 28, 2001, or a change in control in connection with our merger, acquisition or sale of all or substantially all of our assets.

Garza Agreement

   On February 22, 2000, we entered into a one-time oral consulting agreement with N. Rudy Garza, one of our directors, that paid Mr. Garza a fee of $10,000 to provide consulting services relating to the preparation and review of our business plan.

G-51 Capital

   In July 1999, we entered into a convertible promissory note and warrant purchase agreement, which was amended in November 1999, with G-51 Capital, an affiliate of N. Rudy Garza who is a member of our board of directors. The note had a stated principal amount of $250,000 and bore interest at 9%. The note was secured by a security interest in certain of our assets. Effective October 26, 2000, the note was converted into 1,804,747 shares of our common stock at an adjusted price of $0.15 per share, based on the pricing used in our September 2000 private placements. The warrant is exercisable into 833,333 shares of our common stock at an exercise price of $1.25 per share.

Greenwich, AG

   In July 1999, we issued a convertible promissory note to Greenwich, AG, an affiliate of Daniel Dornier who is a member of our board of directors. The note, which we repaid in 1999, had a stated principal amount of $500,000 and bore interest at 9%. In August 1999, we completed a $2,000,000 private placement of 2,000 shares of our series E convertible preferred stock with Greenwich, AG and issued them a warrant. The warrant entitles Greenwich, AG to purchase 400,000 shares of our common stock at $1.25 per share and is currently exercisable.

Lernout & Hauspie Affiliates

   Jo Lernout and Thomas Denys, were appointed to our board of directors on February 8, 1999 and resigned as of December 20, 1999, in connection with our reorganization. Mr. Lernout is an executive with Lernout & Hauspie Speech Products and Mr. Denys is an executive with L&H Investment Co., N.V. The following summarizes agreements between us and Lernout & Hauspie and its affiliates, L&H Investment Co., N.V. and Lonestar Medical Transcription USA, Inc.

   Value Added Reseller Agreement. On September 30, 1998, we entered into a $300,000 value added reseller agreement with Lernout & Hauspie. Lernout & Hauspie develops and licenses dictation software for use in the health care industry. The agreement gives us rights to a world-wide non-exclusive license of software products developed by Lernout & Hauspie. On December 27, 1998, this agreement was amended to include additional requirements. In accordance with the amended agreement, we prepaid Lernout & Hauspie $1,000,000 for additional software licenses. On December 20, 1999, the agreement was further amended to delete any further development and support requirements, and to extend the software licenses through March 31, 2001.

   Series D Preferred Stock Agreement. On December 31, 1998, we entered into a series D preferred stock and warrant purchase agreement to sell up to 5,000 shares of series D convertible preferred stock to L&H Investment. The preferred shares have a par value of $.10 and were priced at $1,000 per share. The shares were cancelled as of December 20, 1999.

   Lonestar Medical Transcription USA, Inc. Pursuant to an asset purchase agreement dated January 7, 2000 and effective as of December 20, 1999, we sold the net assets and contracts of our medical transcription service operations based in New York, New Jersey, Houston, Texas and Manila the Philippines for approximately $9.4 million to Lonestar and its then parent company L&H Investment. Additionally, Lonestar and L&H Investment obtained non-exclusive rights to our VoiceCOMMANDER 99 code.

   The $9.4 million purchase price consisted of:

  . the forgiveness of a $2.0 million promissory note held by Lernout &
    Hauspie;

  . the forgiveness of a $1.5 million promissory note held by L&H Investment;

  . the forgiveness of approximately $94,000 in interest;

  . the retirement of $5.0 million in series D preferred stock held by L&H
    Investment and forgiveness of approximately $318,000 in dividends; and

  . approximately $457,000 in cash for our accounts receivable sold.

   We also converted warrants held by L&H Investment to purchase approximately
3.5 million shares of our common stock at $1.25 per share into a warrant to purchase 800,000 shares of our common stock at $0.37 per share. Lonestar became the holder of this warrant and in May 2000 performed a cashless exercise of the warrant for 572,132 shares of our common stock.

   In connection with this reorganization, Eric A. Black, our former president and chief executive officer, and Richard A. Cabrera, our former chief financial officer and secretary resigned their positions with us, effective as of December 20, 1999. Messrs. Black and Cabrera became employees of Lonestar and we agreed to release them from the non-compete clauses of their employment contracts.

Bridge Loan Agreements

   During the month of December 1998, we entered into various bridge loan agreements with: Timothy J. Connolly, William T. Kennedy, Robin P. Ritchie and Milton A. Speigelhauer, who were officers; N. Rudy Garza, one of our directors; a former employee; and a third party. The aggregate balance of the 1998 bridge loans was $335,333, and bore interest at 12% per annum. In connection with the 1998 bridge loans, we granted warrants to purchase 355,495 shares of common stock at exercise prices ranging from $0.94 per share to $1.06 per share. The bridge loans plus accrued interest were payable upon the earlier of six months following the date of the notes or three business days following our receipt of $2,000,000 in equity funding. On December 31, 1998, we received $2,000,000 in equity funding and paid the 1998 bridge loans in January 1999.

Series E Preferred Stock Agreement

   On August 18, 1999, we entered into a series E preferred stock purchase agreement to sell up to 2,000 shares of series E convertible preferred stock for $2,000,000 to Greenwich, AG, of which Daniel Dornier is a director. The preferred shares have a par value of $.10 and were priced at $1,000 per share. These series E preferred shares were exchanged for series G preferred stock in January 2000.

Series G Preferred Stock Agreements

   On January 7, 2000, we entered into a letter agreement under which certain of our preferred stockholders agreed to exchange their shares of preferred stock for a new series G preferred stock. The series G preferred stock reduced the conversion price of the existing series of preferred stock and contained a mandatory conversion provision that required the series G preferred stock to be converted into common stock within seven days of issuance. The result of these transactions was the resetting of the conversion price for each existing series of preferred stock followed by an automatic conversion of the new series G preferred stock into our common stock. Each of these series G preferred stock exchange agreements are described below.

   Entrepreneurial Investors, Ltd. On January 20, 2000, we entered into a stock exchange agreement with the Entrepreneurial Investors, Ltd., to exchange their shares of our series A preferred stock for shares of series G preferred stock. On March 23, 2000, Entrepreneurial Investors converted its 186,000 shares of series A preferred stock into 14,880 shares of series G preferred stock. Upon conversion, Entrepreneurial Investors also received stock dividends amounting to 347.166 shares of series G preferred stock. On March 30, 2000, the entire 15,227.166 shares of series G preferred stock automatically converted into 5,075,722 shares of our common stock.

   Holders of Series C Preferred Stock. On February 11, 2000, we entered into a stock exchange agreement with the holders of the our series C preferred stock, which includes Daniel Dornier and certain of his relatives, to exchange their shares of series C preferred stock. On March 1, 2000 and March 23, 2000, the series C investors converted their 153,538.8 series C shares into 15,353.8 shares of series G preferred stock. Upon conversion, the holders of the series C preferred stock received stock dividends amounting to 287.34 shares of series G preferred stock. On March 8, 2000, 14,516.68 shares of series G preferred stock were automatically converted into 4,838,894 shares of our common stock, and on March 30, 2000, the remaining 1,124.458 shares were converted into 374,819 shares of our common stock.

   Greenwich, AG. On February 11, 2000, we entered into a stock exchange agreement with Greenwich, AG to exchange its shares of series E preferred stock for shares of series G preferred stock based on the primary terms set forth in a letter agreement dated January 7, 2000. In March of 2000, Greenwich, AG converted their 2,000 shares of series E preferred stock into 20,000 shares of series G preferred stock and received stock dividends amounting to 269.448 shares of series G preferred stock. Those 20,269.448 shares of series G preferred stock were converted into 6,756,483 shares or our common stock in March of 2000.

Option and Warrant Forfeiture Agreement

   In September 2000, Timothy J. Connolly and his wife, Jan Carson Connolly, agreed to surrender warrants to purchase an aggregate of 100,073 shares of our common stock at an exercise price of $1.00 per share and options to purchase an aggregate of 283,000 shares of our common stock with exercise prices ranging from $0.91 to $3.50 per share.

Boyar & Miller, P.C.

   During 1999, we paid Boyar & Miller, P.C. a total of $450,905 in legal fees and expenses for legal work performed as our outside counsel. J. William Boyar, a director, is a stockholder, director and the chairman of Boyar & Miller. The payments represented 8.56% of Boyar & Miller's gross revenues for 1999.

Compliance with Section 16(a) of the Exchange Act

   Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission. Our officers, directors and 10% stockholders also are required by SEC rules to furnish us copies of all Section 16(a) reports they file. To our knowledge, during the fiscal year ended December 31, 1999, our officers, directors and 10% stockholders complied with all Section 16(a) filing requirements, except for the following:

  . Mr. Garza did not file a Form 3 after being elected to our board of directors in September 1999;

  . Jo Lernout and Thomas Denys each did not file a Form 3 after being elected to our board of directors in February 1999, each of Messrs. Lernout and Denys resigned their directorships in December 1999;

  . Eric A. Black, our former chief executive officer, did not file a Form 3 after becoming an officer in 1999, Mr. Black resigned in December 1999;

  . Messrs. Black, Cabrera, Cochran, Boyar and Dornier each did not file a
    Form 5 reporting 1999 grants of stock options under the 1997 incentive plan;

  . Mr. Garza did not file a Form 5 reporting our November 1999 issuances to G-51 Capital of a promissory note convertible into shares of our common stock and a warrant to purchase shares of our common stock; and

  . Mr. Dornier did not file a Form 5 reporting our July 1999 issuance to Greenwich, AG of a promissory note convertible into shares of our common stock, and our August 1999 issuances to Greenwich, AG of our series E convertible preferred stock and a warrant to purchase shares of our common stock.

Independent Accountants

   The board of directors selected Weinstein Spira & Company, P.C. as independent auditors for the year ended December 31, 1999. Representatives of Weinstein Spira & Company, P.C. are expected to attend the meeting. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to stockholders' questions.

   On November 17, 1999, Ernst & Young LLP notified us that it was declining to stand for re-election as our independent certifying accountant. The opinion on the financial statements for the year ended December 31, 1998 included an explanatory paragraph describing our financial condition and issues related to the uncertainty as to our ability to continue as a going concern. We and Ernst & Young LLP had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Stockholder Proposals

   In order for stockholder proposals to be included in our proxy statement and proxy relating to our 2001annual meeting of stockholders, such proposals must be received by us at the above address not later than July 30, 2001.

   If you want to present a proposal from the floor at the 2001 annual meeting of stockholders, you must give us written notice no sooner than June 14, 2001, and no later than October 12, 2001, and follow the procedures outlined in our bylaws. These dates assume the 2001 annual meeting of stockholders occurs within 30 days of December 11, 2001. If the date of the 2001 annual meeting of stockholders is more than 30 calendar days before or after December 11, 2001, your written notice will be timely if we receive it on the tenth day following the earlier of the date that we mail notice of the meeting date to stockholders or the date that we publicly announce the meeting date. Your notice should be sent to us at 1770 St. James Place, Suite 116, Houston, Texas 77056. You may request a copy of the by-law provisions governing the requirements for notice at this same address.

Other Matters

   Management does not know of any matters to be presented at the meeting other than those set forth in the notice of annual meeting of stockholders. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy intend to vote the shares to which the proxy relates on such matters in accordance with their best judgment unless otherwise specified in the proxy.

                                          By Order of the Board of Directors,

                                          /s/ JACKSON L. NASH
                                          -------------------------------------
                                          Jackson L. Nash, Secretary

Houston, Texas
November 27, 2000

                        APPLIED VOICE RECOGNITION, INC.
                     THIS PROXY IS SOLICITED BY THE BOARD
                         OF DIRECTORS FOR THE ANNUAL
                          MEETING OF STOCKHOLDERS OF
                        APPLIED VOICE RECOGNITION, INC.
                         To be held December 11, 2000

     The undersigned hereby appoints James G. Springfield and Jackson L. Nash, and each of them, as proxies of the undersigned, with full power of substitution and revocation to each of them, for and in the name of the undersigned to vote all shares of Common Stock of Applied Voice Recognition, Inc. (the "Company"), which the undersigned would be entitled to vote if personally present at the Company's Annual Meeting of Stockholders to be held on December 11, 2000, at the Houstonian Hotel and Conference Center, 111 North Post Oak, Houston, Texas at
2 p.m., Houston time, and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if personally present, with authority to vote as specified by the undersigned on the reverse and in the discretion of any proxy upon such other business as may properly come before the meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3 AND 4 AND OTHERWISE IN THE DISCRETION OF ANY OF THE PROXIES.

                         (Please sign on reverse side)

                        Please date, sign and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of Stockholders
                        APPLIED VOICE RECOGNITION, INC.

                               December 11, 2000

                Please Detach and Mail in the Envelope Provided

[X]  Please mark your
     votes as in this
     example.


                                  FOR all the               WITHHOLD
                                nominees listed             authority
                               at right (except          to vote for all
                               as marked to the          nominees listed
                                contrary below)              at right

1. To elect: two directors           [ ]                       [ ]              Nominees:  J. William Boyar
   for terms expiring in                                                                   James G. Springfield
   2001; three directors for                                                               Daniel Domier
   terms expiring in 2002;                                                                 James S. Cochran, M.D.
   and two directors for                                                                   I. Bobby Majumder
   terms expiring in 2003.                                                                 N. Rudy Garza
                                                                                           Peter Michalos, M.D.
(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list at right.)



                                                                                FOR          AGAINST         ABSTAIN
2.  To amend our amended and restated certificate of incorporation to           [ ]            [ ]             [ ]
    increase our authorized common stock, from 50,000,000 shares to
    85,000,000 shares;

3.  To amend our amended and restated certificate of incorporation to           [ ]            [ ]             [ ]
    change our name to e-DOCS.MD, Inc;

4.  To amend our 1997 incentive plan to increase the number of shares           [ ]            [ ]             [ ]
    issuable under that plan; and

5. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THE PROXY WILL BE
VOTED FOR PROPOSALS 1, 2, 3 AND 4 AND OTHERWISE IN THE DISCRETION OF ANY OF THE
PROXIES.

PLEASE VOTE, SIGN, DATE, AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.

Signature _________________________ Dated:_____________, 2000    Signature _________________________ Dated:_____________, 2000

NOTE: Please sign exactly as your name appears on the label above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.